Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-4 of Energy XXI (Bermuda) Limited (referred to herein as “Energy XXI”) to our firm and our report, dated September 20, 2007, which sets forth our estimates of the proved oil and gas reserves, as of June 30, 2007, originally included in Energy XXI’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on September 27, 2007.

We further consent to references of our firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
May 9, 2008